Exhibit 99.1

FOR IMMEDIATE RELEASE	IR CONTACT:	Deborah Crawford
Monday, October 6, 2008		VP, Investor Relations
408 540-3712

	PR CONTACT:	Steve Swasey
VP, Corporate Communications
408 540-3947

Netflix Updates Third- and Fourth-Quarter Guidance

LOS GATOS, Calif., October 6, 2008 — Netflix Inc. (Nasdaq: NFLX) today announced updated guidance for the third and fourth quarters of 2008.

Third-Quarter 2008

The company said it expects net income and EPS will be comfortably within its previous guidance, which was GAAP net income of $16 million to $21 million, and GAAP EPS of $0.26 to $0.34 per diluted share.

Excluding the one-time $6.5 million credit given to subscribers related to the August service interruption, third-quarter revenue is also expected to be within the company’s previous guidance of $343 million to $348 million.

Netflix ended the third quarter with approximately 8.672 million subscribers, just below the low end of its previous guidance of 8.675 million to 8.875 million subscribers. Subscribers grew 23 percent year-over-year from 7,028,000 total subscribers at the end of the third quarter of 2007 and 3 percent sequentially from 8,411,000 subscribers at the end of the second quarter of 2008.

“Net subscriber growth in July was in line with expectations but August was unusually weak”, said CFO Barry McCarthy. “In September, the business regained momentum with results slightly below original expectations, likely due to the economic climate.”

Fourth-Quarter 2008

The company revised guidance for the fourth quarter as follows:

•	Ending subscribers of 8.95 million to 9.25 million, down from 9.1 million to 9.7 million

•	Revenue of $353 million to $359 million, down from $357 million to $367 million

•	GAAP net income of $18 million to $23 million, unchanged from prior guidance

•	GAAP EPS of $0.30 to $0.38, increased slightly from $0.29 to $0.37

Netflix will host its third-quarter earnings call on Monday, October 20 at 2:00 p.m. Pacific Time following the release of its third-quarter financial results. Reed Hastings, CEO and co-founder and Barry McCarthy, CFO will host the call to discuss third-quarter 2008 financial results and the business outlook.

The live webcast of the conference call will be available on the investor relations section of the Netflix website at http://ir.netflix.com. Following the completion of the call, a replay of the webcast will be available on the website. For those without access to the Internet, a replay of the call will be available from 8:00 p.m. Pacific Time on October 20, 2008 through midnight on October 24, 2008. To listen to a replay, call (719) 457-0820, access code 4207224.

About Netflix, Inc.

Netflix, Inc. (Nadsaq: NFLX) is the world’s largest online movie rental service, with more than eight million subscribers. For one low monthly price, Netflix members can get DVDs delivered to their homes and can instantly watch movies and TV episodes streamed to their TVs and PCs, all in unlimited amounts. Members can choose from over 100,000 DVD titles and a growing library of more than 12,000 choices that can be watched instantly. There are never any due dates or late fees. DVDs are delivered free to members by first class mail, with a postage-paid return envelope, from over 100 U.S. shipping points. More than 95 percent of Netflix members live in areas that generally receive shipments in one business day. Netflix is also partnering with leading consumer electronics companies to offer a range of devices that can instantly stream movies and TV episodes to members’ TVs from Netflix. For more information, visit http://www.netflix.com/.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws, including statements regarding our subscriber growth, revenue, GAAP net income and earnings per share for the third and fourth quarters of 2008. The forward-looking statements in this release are subject to risks and uncertainties that could cause actual results and events to differ, including, without limitation; our ability to attract new subscribers and retain existing subscribers, especially in the current uncertain economic environment; our ability to manage our subscriber acquisition cost as well as the cost of content delivered to our subscribers; fluctuations in consumer usage of our service; the deterioration of the U.S. economy and its affect on online commerce or the filmed entertainment industry; conditions that effect our delivery through the U.S. Postal Service, including regulatory changes; changes in the costs of acquiring DVDs or electronic content; customer spending on DVDs and related products; disruption in service on our website or with our computer systems; and widespread consumer adoption of different modes of viewing in-home filmed entertainment. Furthermore, the quarter-end estimates upon which the third quarter guidance update is based may change as the company finalizes its financial statements. A detailed discussion of various risks and uncertainties that affect our company is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2008. We undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.

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